Luby's Reports Third Quarter Fiscal 2013 Results

HOUSTON, June 12, 2013 /PRNewswire/ -- Luby's, Inc. (NYSE: LUB) ("Luby's") today announced its unaudited financial results for its twelve-week third quarter fiscal 2013, which ended on May 8, 2013.

Chris Pappas, President and CEO, remarked, "We continue to grow our brands. Fiscal year-to-date, we have opened one Luby's Cafeteria and six Fuddruckers and we currently have three more locations in various stages of construction. One of those is a Luby's Cafeteria where we just completed construction and we are getting ready to open before the end of June. This is a location in South Texas where we are relocating the cafeteria to a high traffic freestanding location from its current inline space. We anticipate opening three to five new restaurants before the end of calendar 2013. These openings will include a new Luby's cafeteria, a Fuddruckers next to an existing Luby's, as well as another side-by-side Luby's and Fuddruckers. We currently have a pipeline for the construction and opening of 12 restaurants; most of these should be open by the end of fiscal 2014.

"The integration of our newly acquired Cheeseburger in Paradise operations is progressing as planned. Our top priority is to enrich the customer experience by upgrading and streamlining the menu, as well as enhancing the level of service. Over time, we believe that we can take the operations at Cheeseburger in Paradise to a higher level, while improving operating results.

"Our Fuddruckers franchise pipeline also continues to grow. Existing agreements with new and existing franchise owners amount to 23 potential Fuddruckers openings over the next several years. Domestically, our franchise network will expand in areas ranging from South Florida to Nebraska to North Dakota, and internationally, we have already announced a multi-unit deal in Panama and Aruba.

"As we moved through the third quarter, customer traffic and sales trends have marginally improved. We see solid opportunities ahead as our company is now in the early stages of a new growth phase."

2013 Third Fiscal Quarter Review

  Restaurant sales increased 17.5% to $91.6 million, compared to $77.9 million in the same quarter last fiscal year, largely due to the $11.4 million contribution from Cheeseburger in Paradise, which was acquired in December 2012.  New stores, restaurants open fewer than 18 accounting periods and thus not included in our same-store grouping, contributed $3.1 million.  These sales increases were partially offset by the absence of $0.8 million in sales from the closure of three stores over the past year.  A modest same-store sales decline reduced restaurant sales by less than $0.1 million.  The 94 Luby's locations generated $55.4 million in restaurant sales and the 63 company-operated Fuddruckers produced $24.2 million. Koo Koo Roo locations contributed $0.5 million in restaurant sales.

Table 1: Restaurant Sales (In thousands)

	Q3 FY2013 12 Weeks Ended 5/8/2013	Q3 FY2012 12 Weeks Ended 5/9/2012	% Change
Luby's Restaurants [1]	$ 55,426	$ 54,622	1.5%
Fuddruckers and Koo Koo Roo[2]	24,736	23,321	6.1%
Cheeseburger in Paradise	11,431	-
Restaurant Sales	$ 91,593	$ 77,943	17.5%
(1) 94 stores at the end of Q3-2013; 93 stores at the end of Q3-2012.
(2) 65 stores at the end of Q3-2013; 61 stores at the end of Q3-2012.

  Same-store sales declined 0.1%.  Same-store sales results include the 150 restaurants (93 Luby's Restaurants and 55 Fuddruckers and 2 Koo Koo Roo locations) that have been open for 18 consecutive accounting periods. Same-store sales at Luby's Cafeterias declined 0.1%, as the average spend per person increased 0.9% and customer traffic declined 1.1%. At Fuddruckers, same-store sales increased 0.5%, as average spend per customer grew 2.7% and customer traffic declined 2.1%. Excluding the sales declines at the two Koo Koo Roo locations, same-store sales were flat with the prior year. Fuddruckers franchise units totaled 117 at the end of the third quarter. Franchise revenue declined less than $0.1 million in the quarter, primarily due to a decrease in non-royalty income.

Table 2: Same-Store Sales by Quarter
	Q1	Q2	Q3	Q4	Full Year
FY2013 Same-Store Sales:	0.2%	(0.6%)	(0.1%)
FY2012 Same-Store Sales:	3.5%	2.2%	1.1%	2.4%	2.2%

  Store level profit, defined as restaurant sales less cost of food, payroll and related costs and other operating expenses, rose to $13.5 million in the third quarter of fiscal 2013, or 14.8% of restaurant sales, from $13.4 million, or 17.2% of restaurant sales in the third quarter of fiscal 2012.  Store level profit as a percentage of restaurant sales declined largely due to lower overall store level margins at Cheeseburger in Paradise. Without Cheeseburger in Paradise, the comparable store level profit margin would have been 16.6%. At our legacy restaurants, we also experienced rising food costs, as well as an increase in marketing expenditures and to lesser extent higher utilities, maintenance and restaurant service costs.  These increased expenses were partially offset by lower insurance expense. Store level profit is a non-GAAP measure and reconciliation to income from continuing operations is presented after the financial statements.
  We generated income from continuing operations of $2.6 million, or $0.09 per share, compared to $2.5 million, or $0.09 per share, in the same quarter last fiscal year. Results in each of fiscal 2013 and 2012 included various special items as outlined in the chart below.

Table 3: Reconciliation of income from continuing operations to income (loss) from continuing operations, before special items (1,2)

	Q3 FY2013		Q3 FY2012
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Income from Continuing Operations	$ 2,611	$ 0.09	$ 2,500	$ 0.09
Loss on disposal of assets	168	0.01	82	0.00
Cheeseburger Integration Costs	47
Income from Continuing Operations, before special items	$ 2,826	$ 0.10	$ 2,582	$ 0.09

(1)

The Company uses income from continuing operations, before special items, in analyzing its results, which is a non-GAAP financial measure. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled income from continuing operations, before special items, to income from continuing operations, the nearest GAAP measure in context.

(2)	Per share amounts are per diluted share after tax.

Revenue Items
Total sales were $97.5 million in the third quarter fiscal 2013, up $13.4 million from $84.1 million in the comparable quarter in the prior fiscal year. Revenue from Culinary Contract Services declined to $4.1 million in the third quarter fiscal 2013 compared to $4.3 million in the same quarter last fiscal year with a change in the mix of locations where we operate. At the end of the third quarter fiscal 2013, we operated 19 facilities, an increase from 18 facilities at the end of the third quarter fiscal 2012. Franchise revenue declined less than $0.1 million to $1.6 million in the third quarter fiscal 2013 primarily related to a decrease in non-royalty related fee income.

Operating Expense Review
Food costs as a percentage of restaurant sales increased to 28.6% in the third quarter fiscal 2013 from 27.4% in the comparable quarter last year, due to higher food and beverage costs at Cheeseburger in Paradise, as well as food cost inflation, including an over 6% year-over-year increase in seafood, cheese, eggs, fresh produce and poultry at our Luby's Cafeteria units. At our Fuddruckers restaurants, on the other hand, we experienced a modest 1% decline in core food commodity costs.

In the third quarter fiscal 2013, payroll and related costs as a percentage of restaurant sales was 33.1%, compared to 33.0% in the third fiscal quarter last year, an increase of only 0.1% despite inclusion of higher labor costs at Cheeseburger in Paradise. Excluding Cheeseburger in Paradise, our payroll and related costs were 32.6%, due to lower restaurant labor and management costs at both Luby's Cafeterias and Fuddruckers restaurants.

Other operating expenses include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, services, and occupancy costs. As a percentage of restaurant sales, other operating expenses rose to 23.5% compared to 22.3% in the same quarter last fiscal year, in part due to the addition of Cheeseburger in Paradise. Excluding Cheeseburger in Paradise, other operating expenses were 22.6%. The year-over-year increase from our Luby's Cafeterias and Fuddruckers operations were due to higher marketing and advertising investments and to a lesser extent higher restaurant utilities, repairs and maintenance, and restaurant services, partially offset by lower insurance expense. Our other operating expense categories were impacted by the ramp up of the eight Fuddruckers restaurants and one Luby's cafeteria that opened since the end of the third quarter fiscal 2012.

Depreciation and amortization expense of $4.2 million in third quarter fiscal 2013 declined from $4.3 million in the same quarter last fiscal year. The reduction resulted from the decrease in depreciation related to certain assets that reached the end of their depreciable lives offsetting the additional depreciation associated with the Cheeseburger in Paradise assets and the depreciation related to new construction and remodeling activity.

General and administrative expenses were $7.2 million in the third quarter fiscal 2013 level with expenses in the same quarter last fiscal year. Lower salary, benefits, and incentive were offset by incremental salary and benefits expense related to the acquisition of Cheeseburger in Paradise. This fiscal year's results also included approximately $0.1 million in first year integration costs associated with Cheeseburger in Paradise.

Capital Expenditures and Balance Sheet
At the end of the third quarter fiscal 2013, we had $1.6 million in cash, $176.5 million in shareholders' equity and $29.5 million available under our credit facility. We invested $5.6 million in capital expenditures in the third quarter fiscal 2013, including $2.1 million toward construction of new restaurants and $2.2 million for remodeling existing restaurants. We ended the third quarter fiscal 2013 with $19.5 million in debt, down from the $25.5 million outstanding at the end of the second quarter fiscal year 2013. Year-to-date we have invested a total of $17.1 million in capital expenditures, including land purchases.

We expect to invest approximately $24 million to $27 million in capital projects during fiscal 2013. The capital will be dedicated to our projected new unit growth, to the remodeling of existing restaurants, and to the on-going maintenance of our operations. In addition, we have invested $4.5 million so far in fiscal 2013 to acquire land where we are developing restaurants. Additional land purchases may occur in fiscal 2013 to support our restaurant growth in fiscal 2014.

Fiscal Year to Date:

  Luby's generated restaurant sales of $247.7 million during the first three fiscal quarters of 2013. Luby's Cafeterias produced restaurant sales of $161.0 million; Fuddruckers and Koo Koo Roo contributed restaurant sales of $67.5 million, and Cheeseburger in Paradise added $19.2 million to restaurant sales. We generated total restaurant sales of $224.5 million during the comparable quarters in fiscal 2012.
  Franchise revenue was $4.7 million in the first three quarters of fiscal 2013, declining slightly from $4.8 million in the comparable quarters of fiscal 2012.
  Luby's Culinary Contract Services produced $11.6 million in sales for the first three quarters of fiscal 2013, a decrease from $13.1 million during the comparable quarters of fiscal 2012.
  Store level profit declined to $33.3 million in the first three quarters of fiscal 2013, or 13.4% as a percent of restaurant sales. In the comparable period of fiscal 2012, store level profit was $34.6 million, or 15.4% of restaurant sales.

Outlook
The slowing economic environment that we experienced fiscal year to date appears to have moderated some in the third quarter. We expect our same-store sales results for fiscal year 2013 to be within our previously estimated range of "approximately flat to down 1.0%." Commensurate with this outlook, we believe restaurant sales for the fiscal year to be within the range of $362 million to $366 million, including a contribution of between $35 million and $36 million from the Cheeseburger in Paradise operation acquired earlier in the fiscal year. Earnings per diluted share are anticipated to be in the range of $0.19 to $0.22 as the positive contribution from new stores is offset by short term profit margin erosion at our legacy restaurants. Our EPS range has been lowered by $0.02 due to lower estimated sales from Cheeseburger in Paradise.

This outlook is sensitive to changes in economic conditions and the effects of other risks and uncertainties described in the Company's annual and quarterly reports on Forms 10-K and 10-Q filed with the Securities Exchange Commission.

Luby's will continue to expand its geographic footprint and anticipates opening one relocated cafeteria unit by the end of fiscal 2013 and three to five additional units by the end of calendar 2013.

Profitability is contingent on same-store sales growth as well as effective management of our expenses. We remain cautious about the general political and economic environment and its impact on customer traffic.

Conference Call
Luby's will host a conference call tomorrow, June 13, 2013, at 10:00 a.m., Central Time, to discuss further its third fiscal quarter 2013 results. To access the call live, dial 480-629-9835 and ask for the Luby's conference call at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubys.com. For those who cannot listen to the live call, a telephonic replay will be available through June 20, 2013 and may be accessed by calling (303) 590-3030 and using the pass code 4611153#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website www.lubysinc.com.

About Luby's
Luby's, Inc. operates restaurants under the brands Luby's Cafeteria, Fuddruckers and Cheeseburger in Paradise and provides food service management through its Luby's Culinary Services division. The company-operated restaurants include 93 Luby's cafeterias, 63 Fuddruckers restaurants, 23 Cheeseburger in Paradise full service restaurants and bars, two Koo Koo Roo Chicken Bistros, and one Bob Luby's Seafood Grill. Its 93 Luby's cafeterias are located throughout Texas and other states. Its Fuddruckers restaurants include 63 company-operated locations and 116 franchises across the United States (including Puerto Rico), Canada, and Mexico. Luby's Culinary Services provides food service management to 19 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" for purposes of these provisions, including the statements under the caption "Outlook" and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions.

The Company cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its "forward-looking statements": general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company's business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q.

Consolidated Statements of Operations
(In thousands except per share data)

	Quarter Ended		Three Quarters Ended
	May 8, 2013	May 9, 2012	May 8, 2013	May 9, 2012
	(12 weeks)	(12 weeks)	(36 weeks)	(36 weeks)
SALES:
Restaurant sales	$91,593	$77,943	$247,714	$224,535
Culinary contract services	4,099	4,336	11,607	13,069
Franchise revenue	1,639	1,702	4,701	4,838
Vending revenue	143	148	384	426
TOTAL SALES	97,474	84,129	264,406	242,868
COSTS AND EXPENSES:
Cost of food	26,227	21,379	70,833	62,642
Payroll and related costs	30,281	25,708	84,627	76,195
Other operating expenses	21,567	17,412	59,002	51,073
Opening costs	39	33	506	110
Cost of culinary contract services	3,573	3,979	10,382	12,222
Depreciation and amortization	4,207	4,304	12,637	12,515
General and administrative expenses	7,236	7,195	22,227	20,742
Provision for asset impairments, net	113	—	203	175
Net loss (gain) on disposition of property and equipment	142	124	(1,421)	205
Total costs and expenses	93,385	80,134	258,996	235,879
INCOME FROM OPERATIONS	4,089	3,995	5,410	6,989
Interest income	2	3	6	6
Interest expense	(228)	(201)	(618)	(694)
Other income, net	261	238	711	590
Income before income taxes and discontinued operations	4,124	4,035	5,509	6,891
Provision for income taxes	1,513	1,535	2,078	2,464
Income from continuing operations	2,611	2,500	3,431	4,427
Loss from discontinued operations, net of income taxes	(118)	(77)	(605)	(713)
NET INCOME	$2,493	$2,423	$2,826	$3,714
Income per share from continuing operations:
Basic	$0.09	$0.09	$0.12	$0.16
Assuming dilution	0.09	0.09	0.12	0.16
Loss per share from discontinued operations:
Basic	$—	$—	$(0.02)	$(0.03)
Assuming dilution	—	—	(0.02)	(0.03)
Net income per share:
Basic	$0.09	$0.09	$0.10	$0.13
Assuming dilution	0.09	0.09	0.10	0.13
Weighted average shares outstanding:
Basic	28,698	28,377	28,566	28,344
Assuming dilution	28,952	28,445	28,786	28,396

The following table contains information derived from the Company's Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended		Three Quarters Ended
	May 8,	May 9,	May 8,	May 9,
	2013	2012	2013	2012
	(12 weeks)	(12 weeks)	(36 weeks)	(36 weeks)

Restaurant sales	94.0%	92.6%	93.7%	92.5%
Culinary contract services	4.2%	5.2%	4.4%	5.4%
Franchise revenue	1.7%	2.0%	1.8%	2.0%
Vending revenue	0.1%	0.2%	0.1%	0.2%
TOTAL SALES	100%	100%	100%	100%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	28.6%	27.4%	28.6%	27.9%
Payroll and related costs	33.1%	33.0%	34.2%	33.9%
Other operating expenses	23.5%	22.3%	23.8%	22.7%
Store level profit	14.8%	17.2%	13.4%	15.4%

(As a percentage of total sales)
General and administrative expenses	7.4%	8.6%	8.4%	8.5%
INCOME FROM OPERATIONS	4.2%	4.7%	2.0%	2.9%

Consolidated Balance Sheets
(In thousands)

	May 8, 2013	August 29, 2012
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,621	$1,223
Trade accounts and other receivables, net	3,273	4,000
Food and supply inventories	4,909	3,562
Prepaid expenses	2,891	3,008
Assets related to discontinued operations	36	42
Deferred income taxes	1,908	1,932
Total current assets	14,638	13,767
Property held for sale	602	602
Assets related to discontinued operations	5,085	4,844
Property and equipment, net	182,057	173,633
Intangible assets, net	25,962	26,679
Goodwill	2,069	195
Deferred incomes taxes	7,541	9,354
Other assets	4,321	1,943
Total assets	$242,275	$231,017

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$16,421	$14,849
Liabilities related to discontinued operations	425	442
Accrued expenses and other liabilities	21,022	20,646
Total current liabilities	37,868	35,937
Credit facility debt	19,500	13,000
Liabilities related to discontinued operations	287	1,133
Other liabilities	8,152	8,288
Total liabilities	65,807	58,358
Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,760,702 and 28,677,203, respectively; Shares outstanding were 28,260,702 and 28,177,203, respectively	9,203	9,176
Paid-in capital	25,488	24,532
Retained earnings	146,552	143,726
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)
Total shareholders' equity	176,468	172,659
Total liabilities and shareholders' equity	$242,275	$231,017

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Cash Flows
(In thousands)

	Three Quarters Ended
	May 8, 2013	May 9, 2012
	(36 weeks)	(36 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,826	$3,714
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for asset impairments, net of gains/losses on property sales	(686)	907
Depreciation and amortization	12,675	12,570
Amortization of debt issuance cost	78	77
Non-cash compensation expense	249	185
Share-based compensation expense	697	424
Tax increase on stock options	37	—
Deferred tax expense	1,056	1,604
Cash provided by operating activities before changes in operating assets and liabilities	16,932	19,481
Changes in operating assets and liabilities, net of business acquisition:
Decrease in trade accounts and other receivables, net	820	1,081
Increase in food and supply inventories	(786)	(856)
Decrease in prepaid expenses and other assets	740	49
(Decrease) increase in accounts payable, accrued expenses and other liabilities	(991)	959
Net cash provided by operating activities	16,715	20,714
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of assets and property held for sale	4,232	2,586
Purchases of property and equipment	(17,071)	(16,056)
Acquisition of Cheeseburger in Paradise	(10,257)	—
Decrease (increase) in note receivable	30	(187)
Net cash used in investing activities	(23,066)	(13,657)
CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	44,600	31,400
Credit facility repayments	(38,100)	(38,400)
Proceed from exercise of stock options	249	—
Debt issuance costs	—	(1)
Net cash provided by (used in) financing activities	6,749	(7,001)
Net increase in cash and cash equivalents	398	56
Cash and cash equivalents at beginning of period	1,223	1,252
Cash and cash equivalents at end of period	$1,621	$1,308
Cash paid for:
Income taxes	$—	$—
Interest	513	600

The accompanying notes are an integral part of these consolidated financial statements.

Although store level profit, defined as restaurant sales less cost of food, payroll and related costs and other operating expenses is a non-GAAP measure, we believe its presentation is useful because it explicitly shows the results of our most significant reportable segment. The following table reconciles between store level profit, a non-GAAP measure to income from continuing operations, a GAAP measure:

	Quarter Ended		Three Quarters Ended
	May 8, 2013	May 9, 2012	May 8, 2013	May 9, 2012

	(12 weeks)	(12 weeks)	(36 weeks)	(36 weeks)
	(In thousands)

Store level profit	$ 13,518	$ 13,444	$ 33,252	$ 34,625

Plus:
Sales from vending revenue	143	148	384	426
Sales from culinary contract services	4,099	4,336	11,607	13,069
Sales from franchise revenue	1,639	1,702	4,701	4,838

Less:
Opening costs	39	33	506	110
Cost of culinary contract services	3,573	3,979	10,382	12,222
Depreciation and amortization	4,207	4,304	10,382	12,222
General and administrative expenses	7,236	7,195	22,227	20,742
Provision for asset impairments, net	113	—	203	175
Net (gain) loss on disposition of property and equipment interest	142	124	(1,421)	205
Interest income	(2)	(3)	(6)	(6)
Interest expense	228	201	618	694
Other income, net	(261)	(238)	(711)	(590)
Provision for income taxes	1,513	1,535	2,078	2,464

Income from continuing operations	$ 2,611	$ 2,500	$ 3,431	$ 4,427

For additional information contact:

Dennard-Lascar Associates
713-529-6600
Ken Dennard / Sheila Stuewe
Investor Relations